UNANIMOUS WRITTEN CONSENT OF THE BOARD OF DIRECTORS OF
BROWNIE’S MARINE GROUP, INC.

The undersigned, being the sole member of the members of the Board of Directors (the “Board”) of Brownie’s Marine Group, Inc., a Florida corporation (the “Company”), consent to the corporate actions specified below and adopt the following resolutions by written consent pursuant to the Florida Business Corporation Act.

WHEREAS, the Company and its wholly owned subsidiary, Trebor Industries, Inc., has an Exclusive License Agreement (the “License Agreement”) with 940 Associates, Inc. (hereinafter referred to as “940A”), an entity owned by the Company’s Chief Executive Officer, to license the trademark “Brownies Third Lung”, “Tankfill”, “Brownies Public Safety” and various other related trademarks as listed in the agreement, which license agreement calls for the Company to pay 940A 2.5% of gross revenues per quarter and as of the date hereof, the Company was more than 3 months in arrears on royalty payments in the amount of approximately $63,303.23 (the “Past Due Amount”); and

WHEREAS, the Company relies on the License Agreement to operate its business and the Company does not have available working capital to satisfy the Past Due Amount; and

WHEREAS, 940A has previously converted past due amounts under the License Agreement into restricted shares of common stock of the Company and the Company is no longer in a position to continue carrying remaining past due balances; and

WHEREAS, 940A has agreed to convert the Past Due Amount into restricted shares of common stock of the Company in full satisfaction of the Conversion Amount; and

WHEREAS, settlement of the Past Due Amount will improve the Company’s balance sheet and increase the Company’s working capital and 940A has agreed to accept restricted shares of common stock of the Company in satisfaction of the Past Due Amount; and

WHEREAS, the Board believes it is in the best interests of the Company to satisfy the Past Due Amount with the issuance of restricted shares of common stock of the Company at a price per share of $0.0138 (the “Conversion Price”), which is a 15% premium to the closing price of the Company’s common stock as reported on the OTC Markets on February 28, 2017 (the “Market Price”), the date immediately preceding the effective date of this consent, pursuant to the Conversion Agreement attached hereto (the “Agreement”); and

WHEREAS, due to the restricted nature of the Company’s common stock, the Conversion Price exceeding the Market Price in excess of 15%, and the limited trading of the Company’s common stock, the Board believes that the terms of the Agreement and price per share of common stock are fair and reasonable and are in the Company’s best interests; and

NOW, THEREFORE, BE IT RESOLVED, that the Company is authorized to enter into the Agreement and the Company shall issue 4,587,190 shares of restricted common stock (the “Shares”) to 940A pursuant to the Agreement and in full satisfaction of the Past Due Amount and that upon issuance of the Shares pursuant to the Agreement, the Shares shall be fully paid and non-assessable; and

FURTHER RESOLVED, that the certificate representing the Shares shall contain a legend restricting their transferability absent registration or applicable exemption; and

FURTHER RESOLVED, that in order to fully carry out the intent and effectuate the purposes of the foregoing resolutions, the appropriate officers of the Company are hereby authorized and directed to take all such further action, to execute and deliver the agreements, instruments and documents authorized in the foregoing resolutions and all such further agreements, instruments and documents relating thereto in the name and on behalf of the Company and under its corporate seal or otherwise, and to pay all such fees and expenses, which shall, in their judgment, be necessary, proper or advisable.

Effective: March 1st, 2017

Robert Carmichael, Director

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